2019 Stock Option Award Agreement
NCR Corporation 2017 Stock Incentive Plan
(Non-Statutory Stock Option)
You have been awarded an Option to purchase common stock (“Shares”) from NCR Corporation. See www.netbenefits.fidelity.com for your award details, including your purchase price per Share (“Exercise Price”). Your award is subject to the terms of this Agreement, including non-competition and other restrictive covenants. Your award is also subject to the NCR Corporation 2017 Stock Incentive Plan terms, as may be amended from time to time (“Plan”), which defines capitalized terms not defined herein.
1.Grant of Option. Your right to exercise the Option will expire on the seventh (7th) anniversary (the “Expiration Date”) of the Grant Date, unless sooner terminated due to your Termination of Employment as described below. If the Expiration Date falls on a Saturday, Sunday or holiday, it will be deemed to occur on the next following business day.
2.    Vesting. The Option will become nonforfeitable, and the portion of the Option that has vested may be exercised to receive Shares (“Option Shares”), in equal annual installments (subject to mathematical rounding performed by NCR’s third party administrator (“TPA”)) on each of the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Grant Date (each, a “Vesting Date”). This vesting schedule is contingent upon your continuous employment with NCR Corporation (“NCR” or “Company”) or a Subsidiary or Affiliate of NCR (each, an “Employer”) as of and until each of the Vesting Dates. In the event of your Termination of Employment prior to the fourth (4th) anniversary of the Grant Date, except as otherwise provided below, the Option will terminate with respect to the then unvested portions. The Option is referred to in this Agreement as “Vested” to the extent it has become vested pursuant to this Section 2 or Section 3 below.
3.    Certain Events Resulting in Accelerated Vesting Date. The Plan provides for what happens in connection with certain events resulting in accelerated vesting of Awards. The following chart describes the more common events. Except as otherwise provided below, in the event of your Termination of Employment prior to the applicable Vesting Date for any reason, all unvested Options will automatically terminate and be forfeited and no shares or cash will be issued or paid (as the case may be).

Termination Provisions

Termination Event	Treatment of Option
Retirement or Involuntary Termination (other than for Cause)
A pro rata portion of the unvested Option will become Vested, determined by: (a) multiplying the number of Shares subject to the Option awarded pursuant to this Agreement by a fraction, the numerator of which is the number of days that you completed as an employee of the Employer during the period beginning on the Grant Date and ending on the last Vesting Date for the Option awarded under this Agreement, and the denominator of which is the number of days during the period beginning on the Grant Date and ending on the last Vesting Date for the Option awarded pursuant to this Agreement, and then (b) subtracting from the resulting amount the portion of the Option awarded pursuant to this Agreement that previously Vested under this Agreement (if any). The Vested portion of the Option may be exercised until the earlier of: (i) the first (1st) year anniversary of the date of Retirement or Involuntary Termination (other than for Cause), or (ii) the Expiration Date.

Any unvested portion of the Option that does not vest in accordance with the foregoing will terminate and be forfeited.

Termination for Cause or Voluntary Resignation
The Option will automatically terminate and the entire unexercised Vested and unvested portion of the Option will terminate and be forfeited and will not be exercisable as of the date of such Termination of Employment by the Company for Cause or Voluntary Resignation.

Death, Disability, Change in Control Termination or Good Reason Termination
The Option shall be fully Vested immediately upon your Termination of Employment due to death, Disability, a Change in Control Termination or a Good Reason Termination, and the Option may be exercised until the earlier of: (A) the first (1st) anniversary of your Termination of Employment, or (B) the Expiration Date.

For purposes of this Agreement, “Disability” means a disability for which you qualify for benefits under the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR, its Subsidiaries or Affiliates. “Retirement” means your Termination of Employment when you are age 62 or older with at least 10 years of continuous service with the Company and its Subsidiaries and Affiliates for the period ending on the date of your Termination of Employment (but excluding service with any entity whose stock or assets were acquired by the Company for the period prior to such acquisition). “Involuntary Termination (other than for Cause)” means Termination of Employment by the Company or the Employer for any reason other than for Cause (as defined in the Plan and, for the avoidance of doubt not including any termination due to your Disability), excluding termination by the Company, the Employer, or the continuing entity or successor during the twenty-four (24) months following a Change in Control. “Change in Control Termination” means a Termination of Employment by the Company, the Employer or the continuing entity or successor other than for Cause (as defined in the NCR Change in Control Severance Plan, to the extent that you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan and, for the avoidance of doubt, not including any termination due to your Disability) occurring during the twenty-four (24) months following a Change in Control wherein this Award is assumed, converted or replaced by the continuing entity or successor. “Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or similar arrangement or individual agreement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.
Notwithstanding any provisions in this Agreement to the contrary other than Sections 4, 10, 12, and 24, in the event a Change in Control occurs prior to a Vesting Date and the Option award is not assumed, converted or replaced by the continuing entity or successor, the Option shall become fully Vested immediately prior to the Change in Control.
4.    Confidentiality. You agree that the terms of this Agreement are to remain confidential and you will not disclose the terms of this Agreement to anyone other than your spouse, domestic partner, tax advisor, or attorney, or as required by law. You agree that you will require that persons to whom disclosure is made as permitted by this paragraph will keep any such information confidential and will not disclose it to others. Notwithstanding this confidentiality provision, you may disclose to any prospective employer the fact that you are subject to obligations of non-disclosure, non-competition, non-solicitation, and non-recruit/hire and may provide those sections of this Agreement to such prospective employer. A disclosure by you of this Agreement required pursuant to any person, court or non-governmental proceeding will not constitute a breach of this Agreement if, to the extent permitted under the circumstances, you: (a) have first provided notice to NCR and its General Counsel, at law.notices@ncr.com, and provided an opportunity to NCR to protect such information by protective order or other means; and (b) you disclose only that portion of this Agreement that you are legally required to disclose. [FOR US EMPLOYEES ONLY:] However, upon request by a U.S. government agency, such as the Securities and Exchange Commission (“SEC”) or the Department of Justice (“DOJ”) in connection with a government investigation, you may provide a copy of this Agreement to the agency without first providing notice to NCR.
5.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted in accordance with Section 3.04 of the Plan.
6.    Exercise of Option. The Option shall be exercisable in accordance with procedures established by the administrator of NCR’s stock option program, including broker‑assisted cashless exercises. In countries where deemed mandatory, upon exercise, the purchase price will be paid by simultaneous sale of the Option Shares exercised, in such a manner that NCR is not subject to taxation upon grant of the option award.
To the extent legally permissible under applicable local laws, rules and regulations, if the Option is Vested and outstanding on the Expiration Date (or such earlier date that the Option would otherwise terminate pursuant to this Agreement), then, the Option shall be automatically exercised on the Expiration Date (or such earlier date that the Option would otherwise terminate pursuant to this Agreement) without further action by you (or your beneficiary or estate), if the Fair Market Value per Option Share exceeds the Exercise Price per Option Share on such date. Any such automatic exercise shall be made in accordance with net exercise procedures established by NCR and the administrator of NCR’s stock option program, whereby NCR will withhold from the Option Shares the number of Option Shares necessary to satisfy the Exercise Price. In no event shall NCR, its employees or agents be liable for any direct, indirect, punitive, incidental, special or consequential damages or any damages whatsoever arising out of or in any related to the automatic exercise feature in this Section. By accepting the Option, you agree to the automatic exercise of the Option pursuant to this Section and the terms hereof.
7.    Settlement of Option Upon Exercise. Within a reasonable period after any Vested portion of the Option is exercised, NCR will instruct its transfer agent and/or TPA to credit you or your successor with the number of Option Shares you exercised. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of NCR in respect of any Shares purchasable upon the exercise of the Option, in whole or in part, unless and until NCR credits you with, or causes a credit to you of, such Option Shares.
8.     Compliance with Section 409A of the Code. The intent of the parties is that payments under this Agreement comply with Section 409A of the Code or are exempt there from, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
9.     Withholding. (a) Prior to any relevant tax or tax withholding event (as applicable) and as a condition of your receiving any Option shares with respect to which the Option has been exercised, you agree to make arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax or other Federal, state or local tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) applicable to you as a result of or related to your participation in the Plan. In this regard, you agree to pay to NCR, including, at NCR’s sole discretion, through payroll withholding or other method prescribed by the Chief Human Resources Officer, an amount equal to the amount of such Tax-Related Items required to be paid or withheld with respect to the exercise of the Option as determined in the sole discretion of NCR; provided that you will be required to pay any such amount prior to the tax or tax withholding event (as applicable) and as a condition of your receiving the Option Shares to be issued in respect of the exercise of the Option. Such payment of Tax-Related Items shall be made by NCR withholding shares of Common Stock that are issuable upon exercise of the Option equal to the amount required to be withheld or paid as determined by NCR, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of shares of Common Stock issuable upon exercise of the Option that NCR determines to be appropriate to generate the cash proceeds sufficient to satisfy such Tax-Related Items. Any withholding of shares or sale or cash payment pursuant to this Section shall occur on the date that the requirement to withhold or pay taxes arises, or as soon as practicable thereafter if permitted by NCR. To the extent that you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.
(b) You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Chief Human Resources Officer that will not result in an adverse accounting consequence or cost.
10.    Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a)Pursuant to your employment with NCR (“the Company”), you have or will have access to, and knowledge of, certain confidential information (including, without limitation, trade secrets and information about the Company’s business, operations, customers, employees, and industry relationships) not known to, or readily ascertainable by, the public or NCR’s competitors and that gives the Company a competitive advantage (“Confidential Information”). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR’s Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to the Confidential Information of the Company that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with the Company following the termination of your employment.
(b)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR’s business interests, including the Confidential Information, goodwill and stable trained workforce of the Company, and in exchange for the benefits and consideration provided to you under this Agreement (including, without limitation, the potential future vesting of Stock Units), you agree that, for a 12-month period after the termination of your NCR employment (or if applicable law mandates a maximum time that is shorter than 12 months, then for a period of time equal to that shorter maximum period) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR:
(1).    Non-Recruit/Hire - Directly or indirectly (including without limitation assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR, induce or attempt to induce any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of the Company for the purpose of that NCR’s employee’s seeking, obtaining, or entering into an employment relationship or agreement to provide services;
(2).    Non-Solicitation - Directly or indirectly (including without limitation assisting others), solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined in Section 10(c)(i) below) during the last 2 years of your NCR employment for purposes of providing products or services that are competitive with those provided by NCR;
(3).    Non-Competition - Perform services, directly or indirectly, in any capacity (including, without limitation, as an employee, consultant, contractor, owner or member of a board of directors):

(i)	Of the type conducted, authorized, offered, or provided by you on behalf of NCR during the 2 years prior to termination of your NCR employment;

(ii)
In connection with NCR Competing Products/Services (as defined in Section 10(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR employment or about which you obtained trade secret or other Confidential Information;

(iii)
Within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and

(iv)	On behalf of a Competing Organization (as defined in Section 10(c)(iii)).
(c)    For purposes of Section 10 of this Agreement, the following definitions shall apply:
(i)    “Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (d) who receives products or services authorized by NCR, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)    “Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including, without limitation, products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the 2 years prior to termination of your NCR employment;
(iii)    A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services;
(iv)    The NCR “Competing Organization List,” which the Company updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 10(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 10(c)(iii) and the Competing Organization List, Section 10(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR employment, which is available on the NCR HR intranet, or from the NCR Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed on Schedule A to this Agreement (and the subsidiaries of each) constitute the Company’s Competing Organization List for 2019.
(v)    All references to “NCR employment” in this Section 10 refer to your employment by NCR (or, if different, to an affiliate or subsidiary of NCR) and shall also be deemed to include your employment, if any, by any company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “2 years prior to the termination of your NCR employment” may include both time as an NCR employee and time as a Retalix Ltd or Digital Insight employment.
(d)    Consideration. You acknowledge that (a) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 10(b); (b) you must abide Section 10(b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (c) your agreement to Section 10(b) is a material component of the consideration for this Agreement.
(e)    Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Stock Units; and (iii) NCR shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR may be entitled at law or in equity. For U.S. employees, pursuant to the Defense of Trade Secrets Act, NCR may also recover punitive damages and attorneys’ fees, and may also seek and be awarded ex parte seizure of property necessary to prevent the unauthorized use, transfer and disclosure of trade secrets.
(f)    Subsequent Employment. You agree that, while employed by NCR and for 1 year thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
(g)    Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period shall be tolled and suspended during and for the pendency of any violation of its terms and for the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 10 and that all time that is part of or subject to such tolling and suspension shall not be counted toward the 12-month duration of the Restricted Period.
(h)    Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section 10(b) are reasonable and necessary for the protection of NCR’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
(i)    Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Section 10 is held unenforceable, it shall be severed and shall not affect any other part of Section 10 and this Agreement.
(j)    Amendment for California Employees Only. Section 10(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of the Company’s Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
(k)    Non-U.S. Country-Specific Amendments. The restrictions contained in Section 10(b)(2) and/or (3) do not apply to you if, following the termination of your NCR employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 10(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 10(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 10(b)(2) and/or (3), which shall release NCR from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 10(b)(2) and (3) obligations and no separate waiver need be provided by NCR. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 10(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section 10(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR employment, you continue to reside or work in Denmark, France, or Germany; however, Section 10(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 10(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR will suffer irreparable damage, and you promise to pay NCR on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR will suffer, and that, where local law allows, NCR may seek additional compensatory damages.
(l)     [FOR U.S. EMPLOYEES ONLY:] Pursuant to the Defend Trade Secrets Act of 2016, you understand that:  an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
11.    [FOR U.S. EMPLOYEES ONLY:] Arbitration, and Class, Collective, and Representative Action Waiver. You and NCR (collectively, “The Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:
(a)    The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure) pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. Upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California, for whom arbitration shall be held in California, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.
(b)    Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.
12.    Compensation Recovery Policy. By accepting the Option, you acknowledge and agree that, to the extent the Option constitutes “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit the Option or repay any or all of the Option Shares pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason, or enforce any other recoupment as prescribed by applicable law or regulation.
13.     Beneficiaries. Subject to the terms of this Agreement, you may, to the extent permitted by the Chief Human Resources Officer (or his or her delegate) and such procedures of the TPA as may be in effect from time to time, designate one or more beneficiaries to receive all or part of the Option in case of your death, and you may change or revoke such designation at any time in accordance with such procedures. In the event of your death, any portion of the Option subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Option not designated by you shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Option Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to the Option or such Option Shares. For information about TPA beneficiary designation procedures, or to revoke or change a beneficiary designation, please call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees), or at such other number as provided by NCR or Fidelity. If you are a non-U.S. grantee, please visit the following link for access to the toll-free number: https://www.fidelity.com/customer-service/phone-numbers/overview.
14.     Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be collected, used or transferred, in electronic or other form, for purposes relevant to the purposes described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand and acknowledge that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Stock Units or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. It is NCR’s policy to support such transfers of your Data with appropriate safeguards. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You understand that your Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.
You understand that if you reside outside the United States you may have certain rights with respect to your data. NCR. For example, you may have the right at any time, to confirm from the Company whether the Company processes your Data. You may also have the right to access and review your Data, request additional information about the storage and processing of Data, require any necessary amendments to Data to correct its accuracy or to complete the Data. In certain instances, you may also the right to have your Data erased, to restrict its processing, or to require its delivery to a third party. In some jurisdictions, the Company may be required to obtain your consent to process your Data. To the extent that the Company is required by law to obtain such consents, you agree that NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Plan.
You may refuse to consent or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Stock Units or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
15.     Non-Disclosure of Confidential Information, Including Trade Secrets. You acknowledge and agree that your employment with NCR created a relationship of confidence and trust between you and NCR with respect to the Company’s confidential information; you further acknowledge and agree that your particular position and its job duties exposed you to a broad variety of sensitive, confidential and non-public information of competitive value. You warrant and agree that (a) you will keep in confidence and trust all NCR confidential information known to you; (b) you have not transferred, used or disclosed any NCR confidential information (or assisted others in transferring, using or disclosing NCR confidential information) other than as necessary in the ordinary course of performing your duties as an NCR employee, and (c) you will not transfer, use or disclose NCR confidential information (or assist others with the transfer, use or disclosure of NCR confidential information) without the prior written consent of NCR, which may be granted or withheld in NCR’s sole discretion, for any reason or no reason. [US EMPLOYEES ONLY:] Notwithstanding the foregoing, this Agreement does not prohibit you from reporting possible violations of the law to government agencies including, without limitation, the DOJ, SEC, Equal Employment Opportunity Commission, or any agency Inspector General, but you agree and understand that you are waiving, and hereby do waive, your right to monetary compensation and any other relief if any such agency elects to pursue any such claim, whether on your behalf or otherwise, to the fullest extent permitted by law. Nothing in this Agreement is intended to, or shall prevent, impede, or interfere with your providing truthful testimony and truthful information in the course of an investigation or proceeding authorized or required by law and/or conducted by an Agency of the United States. Should you receive a disclosure demand from any government agency, you may reach out to NCR’s General Counsel or its law department for assistance, but you are not required to do so. Further, nothing in this Agreement is intended to or shall preclude you from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or discovery request in any public proceeding, provided, to the extent permitted by law, you have provided to NCR as much advance notice as practicable of any such compelled disclosure, so as to enable NCR to seek to limit, condition or quash such disclosure.
16.     Compensation. Your participation in the Plan is voluntary. The value of the Option is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Option is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future. Future grants, if any, are at the sole grace and discretion of NCR, including, but not limited to, the timing of the grant, amount and vesting provisions.
17.     No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
18.     Electronic Agreement; Governing Documents. This Agreement, including without limitation Section 10, is executed electronically, and it is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you hereby waive any such requirement to the extent permitted by law. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA. Information summarized or otherwise shown on the website of the TPA for NCR, which may be updated from time to time, shall be subject to the determinations of the Committee, the Plan and this Agreement.
19.     Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
20.     Amendment. The terms of the Option as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee or any delegate thereof, but no such amendment shall be made which would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, stock exchange rules or accounting rules.
21.     Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
22.     Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
23.     Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect the law governing this Agreement and any claims arising under or relating to it, Section 11 of this Agreement shall prevail.
24.     Code of Conduct Certification; Compliance with Insider Trading Laws and NCR Insider Trading Policy. Notwithstanding any other provision of this Agreement, the Option and your right to exercise any portion of the Option that has become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that the Options would otherwise be vested under this Agreement those Options shall be forfeited; provided that no such forfeiture shall occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
With respect to any shares of Common Stock distributed to you hereunder, you understand and agree that if at any time following such distribution you are in possession or have knowledge of material non-public information relating to NCR, in accordance with law you may not trade in NCR securities until the information becomes public, except as may be the case pursuant to a 10b5-1 trading plan properly executed by you and NCR when you were not in possession or did not have knowledge of material non-public information relating to NCR (to the extent such a trading plan is required or permitted by NCR’s Insider Trading Policy). You should consult an attorney if you have questions concerning such matters.
25.     No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you, the Company or your Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Company’s policies or those of its Subsidiaries regarding termination of employment. For U.S. employees, employment with the Company and the Employer is at will, which means that you or the Company or your Employer may terminate the employment relationship at any time, with or without cause.
26.     Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance on the website of the TPA at www.netbenefits.fidelity.com (on which this Agreement is posted) in the form prescribed by the Company within ninety (90) days following the Grant Date (or by such other date as may be required by the Chief Human Resources Officer).
SCHEDULE A
NCR 2019 COMPETING ORGANIZATION LIST
For purposes of non-competition provisions in NCR plans or agreements that refer to “Competing Organizations,” the companies identified in the list below, including the subsidiaries and affiliates of each, constitute the current list of “Competing Organizations.” This list shall remain in effect until an updated list is approved/posted.

ACI Worldwide	GK Software	Open Table
Acuative	Global Payments	Oracle
Agilysys	HP Inc.	PAR Technology
Altametrics	Infor	PCMS
Appetize	Jack Henry & Assoc.	Q2
Aptos	Kony Inc.	Revel Systems
Diebold Nixdorf	Korala Associates Ltd.	Square
Dimension Data/NTT	Lavu Inc.	Tillster
First Data Corporation (Clover)	LOC Software	Toast, Inc.
FIS	Manhattan Associates	Toshiba TEC
Fiserv	Nautilus Hyosung	Unisys
Fujitsu	NSC Global	Upserve (Breadcrumb)
Getronics	Office Depot (Compucom)	Zebra Technologies Corp
Gilbarco Veeder-Root

Please note that non-competition provisions in NCR plans or agreements are not limited to the identified Competing Organizations, that other companies may qualify as competitors under such provisions, and that NCR employees may be restricted from accepting employment or other work from such other companies, subject to the terms of the relevant NCR plan or agreement.

APPENDIX A

PROVISIONS FOR NON-U.S. PARTICIPANTS

2019 Stock Option Award Agreement
NCR Corporation 2017 Stock Incentive Plan
(Non-Statutory Stock Option)

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.    Nature of Grant. In accepting the Option, you acknowledge, understand and agree that:
(a)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(b)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(c)    if the underlying Shares do not increase in value, the Option will have no value;
(d)    if you exercise the Option and acquire Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;
(e)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your Termination of Employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries, Affiliates and the Employer from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(f)    for purposes of the Option, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by NCR, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such Termination of Employment will commence on the date you cease to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option (including whether you may still be considered to be providing services while on a leave of absence);
(g)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(h)    neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise.
2.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  By accepting the Stock Units, you confirm having read and understood the Plan and this Agreement, including all terms and conditions included therein, which were provided in the English language.  You accept the terms of those documents accordingly.
3.    Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The grant of Options is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Options is not subject to the supervision of the local securities authorities.

4.    Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Options, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Option and the Option Shares subject thereto.
5.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to such shares (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

APPENDIX B

COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

2019 Stock Option Award Agreement
NCR Corporation 2017 Stock Incentive Plan
(Non-Statutory Stock Option)

This Appendix B includes special terms and conditions applicable to you if you reside in the countries below. These terms and conditions are in addition to or, if so indicated, in place of, those set forth in the Agreement. Capitalized terms used but not defined in this Appendix have the meanings assigned to them in the Plan, or the Agreement, as applicable.
This Appendix B also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Options are exercised or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Exercise of Option. This provision supplements Section 6 of the Agreement:
Due to regulatory requirements in the People’s Republic of China (“China”), the Exercise Price may only be paid through a broker-assisted cashless exercise pursuant to which you provide irrevocable instructions to NCR’s designated broker to effect the immediate sale of all of the exercised Option Shares and remit to NCR, out of the sale, sufficient funds to cover the aggregate Exercise Price payable for the exercised Option Shares. The remaining sale proceeds, less the amount of any Tax-Related Items and broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. NCR reserves the right to allow additional methods of exercise depending on the development of local law.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any Option Shares acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of Option Shares acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time the proceeds are converted to local currency and distributed to you.
Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.
ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli Appendix. Upon exercise, the Shares shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 2 and 3 of this Agreement relating to a Good Reason Termination (as defined in Section 3) or your Retirement (in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Stock Units will automatically terminate and be forfeited and no shares or cash will be issued or paid to you (as the case may be).